CONTRACT OF SALE

      AGREEMENT made as of the 18th day of February, 1997 by and between Anthony
P. Conza located at 35 Hill 99, Woodstock, New York 12498 and David L. Siegel located at 160 East 65th Street, New York, New York 10021 (hereinafter jointly referred to as "Sellers" and individually by their last names) and Blimpie International, Inc. located at 740 Broadway, 12th Floor, New York, New York 10003 (hereinafter referred to as "Purchaser").

                                    PREAMBLE

      WHEREAS, pursuant to the terms of a certain agreement dated August 1, 1976, including all amendments thereto (said agreement and amendments shall hereinafter be called the "Agreement") made among the then owners of the Blimpie trademarks which included Blimpie Trademark #188686 and #188080 and such other new additional trademarks that were filed for or obtained at anytime prior to the date hereof or hereafter in the U.S.A. (hereinafter collectively referred to as the "Trademarks" or "Service Marks") originally filed in the name of Conza, Siegel and Peter DeCarlo (Conza, Siegel and Peter DeCarlo and their assigns described herein are hereinafter called the "Trademark Owners""), the then Trademark Owners, among other things, divided among them, the right to use, and to license and sublicense others to use the Service Marks within the continental United States of America; and

      WHEREAS, Metropolitan Blimpie, Inc. is by assignment the successor in interest to the ownership of forty (40%) percent of the Service Marks by assignment from Peter DeCarlo; and

      WHEREAS, Sellers and Metropolitan Blimpie, Inc. have been executing applications or filing and obtaining throughout the world service marks/trademarks for the name Blimpie and/or Blimpie Subs and Salads in individual countries in expectation that each respective service mark/trademark will be used to develop the System in the respective country of filing. Such filings are in the individual names of Sellers and Metropolitan Blimpie, Inc. or in partnerships formed for the purpose of ownership of each respective foreign trademark; and

      WHEREAS, on July 19, 1991 Metropolitan Blimpie, Inc. and Purchaser entered into a written agreement (the "Metropolitan Agreement") whereby Purchaser obtained Metropolitan Blimpie, Inc.'s forty (40%) percent right to use or license and/or to sublicense (by franchise agreements, master license agreements and other authorizations and agreements) of all of the international Blimpie trademarks/service marks as obtained in each country which include all of the countries in the world except continental U.S.A. (the "International Blimpie Trademarks") for all international areas of the world as hereinafter defined; and

      WHEREAS, Purchaser and Sellers executed on June 1, 1995 a Licensing Agreement (the "1995 Agreement") whereby Purchaser obtained from Sellers the sole and exclusive right to use or license and/or to sub-sublicense others to use the International Blimpie Trademarks and the System for all international areas of the world (for the purpose of this agreement, international areas of the world shall be defined to include all countries of the world except continental U.S.A. but including all areas of non-continental U.S.A. and shall be hereinafter referred to as the "Territory"); and

      WHEREAS, Purchaser desires to purchase all of the right, title and interest of the Sellers in and to the International Blimpie Trademarks for use in the Territory as may be appropriate.

      NOW, THEREFORE, in consideration of the foregoing and the mutual terms, covenants and conditions hereinbelow set forth, it is agreed as follows:

      1. Definitions. Sellers and Purchaser have defined for the purpose of this agreement the following terms:

      1.1 "Currency" means United States Dollars.

      1.2 "Income" as used herein shall mean all payments, direct or indirect, received by Purchaser from the Territory without any exception or exclusion except as specifically provided herein, including but not limited to all payments received up to the date hereof pursuant to the 1995 Agreement or otherwise received from the Territory, payments received from initial or continuing franchise/royalty fees or sublicense/master license/subfranchise fees or promissory note collections from franchisees, subfranchisors or licensees or master licensees, or entities authorized to operate Blimpie distribution points or any other entity selling Blimpie branded products under agreements made directly (by Purchaser) or indirectly (by authorized sublicensees or others), equipment sales profits or any other funds arising from the Territory and Imputed Income as hereinafter defined. Income does not include unpaid obligations, notes or future obligations until paid or any value added tax, withholding tax or any similar tax deducted from Purchaser's share of such fees unless Purchaser is entitled to a tax deduction under U.S.A. law and in such event said tax shall be included as Income.

      1.2.1 In the event the Purchaser waives, modifies, reduces, sells, transfers, assigns, or awards the right to license or sublicense the right to use any of the International Blimpie Trademarks or to develop Blimpie Restaurants or to operate Blimpie distribution points or in any way authorizes the sale of Blimpie branded products under agreements made directly (by Purchaser) or indirectly (by authorized sublicensees or others) in any part of the Territory whereby less than 3% of gross sales is received by the Purchaser arising from the sale of any product or service or other use whereby any of the International Blimpie Trademarks are used, from any Blimpie Restaurant, Blimpie distribution point or by the sale of Blimpie branded products in the Territory, the sum of 3% of gross sales from said Blimpie Restaurant(s) and Blimpie distribution points or any other entity selling Blimpie branded products shall be deemed for the purpose of this agreement to be received by the Purchaser in the year of the sale and included in the definition of Income.

      1.2.2 In the event the Purchaser licenses, sublicenses, or otherwise awards the right to license, sublicense, franchise, or otherwise authorize Blimpie Restaurants, Blimpie distribution points or Blimpie branded products in any part of the Territory for less than $.01 per person for that portion of the Territory, the Purchaser shall be deemed to have received Income in the year of the transaction of $.01 per person which sum shall be deemed to be included in the definition of Income even if the Purchaser receives compensation which is less than $.01 per person. In the event the Purchaser directly or indirectly transfers the rights to license or sublicense the International Blimpie Trademarks in whole or in part to any entity including subsidiaries, affiliates, independent third parties or others, such license or sublicense shall be expressly subject to the provisions of this agreement and any compensation received by the Purchaser shall be deemed Income under this agreement in the year of the transaction. All of the Income received under 1.2.2 and 1.2.3 of this article shall be hereinafter referred to as "Imputed Income".

      1.2.2 Purchaser agrees that in order to avoid any conflict of interest with respect to any transaction that results in Imputed Income, Purchaser shall submit for approval or rejection of said transaction to the Purchaser's non-employee directors and said transaction must be approved by a majority of the Purchaser's non-employee directors as such term is defined in Purchaser's Omnibus Stock Incentive Plan.

      1.3 "Service Marks" means the "BLIMPIE" and "BLIMPIE SUBS AND SALADS" Trademarks and Service Marks and applications for same and any other trademarks and service marks filed and recorded in the Territory prior to and after the date hereof for use by Purchaser including all other trademarks, including logos and designs, which may in the future be licensed, registered or filed. Purchaser acknowledges that the initial filing in each country for a Service Mark in the Territory generally will first be for "BLIMPIE" and thereafter if sought to be used by Purchaser, a subsequent application for "BLIMPIE SUBS AND SALADS" shall be made pursuant to the terms hereof.

      1.4 "Services" means the consultative, advisory, policing, educational, support and other services to be rendered to the franchisees and sublicensees and other authorized entities to ensure that development and implementation of the System and use of the Service Marks in each respective portion of the Territory is functioning in a proper and appropriate manner in accordance with reasonable standards of development which may be more particularly described in the Blimpie Advisory Manual and/or Manuals or other written instrument now existing or hereinafter developed.

      1.5 "System" as used herein is the method of operation for merchandising authorized products, including distinctive signs, food recipes, uniforms and various trade secrets and other confidential information, architectural designs, equipment specifications, layout plans, inventory and recordkeeping techniques and marketing techniques which are materially reflected in the Blimpie Franchisee Operations Manual and Construction Manual described herein.

      1.6 "Term" means fifty years commencing on January 17, 2002.

      1.7 "Term Year" means each of the one year periods commencing on January 17, 2002 and each anniversary date thereafter.

      1.8 "Territory" means all of the countries in the entire world except the continental U.S.A. but including non-continental U.S.A.

      1.9 In this agreement unless the context otherwise requires:

      1.9.1. A reference in this agreement to any legislation or regulations or any section of them shall be read to include any replacement legislation or regulations enacted in substitution for them.

      1.9.2 The headings in this agreement are included for convenience only and shall not affect the construction of this agreement.

      2. Sale. The Sellers agrees to sell to the Purchaser and the Purchaser agree to buy from the Sellers, all of Sellers' right, title and interest in the International Blimpie Trademarks and the System, whether owned in the individual names of the Sellers or via ownership partnerships by Sellers with Metropolitan Blimpie, Inc., free and clear of any debts, mortgages, security interests or other liens or encumbrances except for the remaining ownership rights of Metropolitan Blimpie, Inc. and subject to any other applicable state or federal franchise law or foreign law for franchises or subfranchises or master licenses for any part of the Territory. The closing shall occur on the date hereof .

      3. Purchase Price. The purchase price to be paid by the Purchaser to Anthony P. Conza is Three Million Dollars ($3,000,000.00) in currency plus the contingent compensation set forth in Article 3 herein. The purchase price to be paid by the Purchaser to David L. Siegel is One Million Five Hundred Thousand Dollars ($1,500,000.00) in currency plus the contingent compensation set forth in Article 3 herein. The purchase price shall be paid on January 18, 1997.

      4. Contingent Compensation. Subject to the prior receipt by the Purchaser of the aggregate collections of Five Million Dollars ($5,000,000.00) of Income (the "Income Condition") as defined herein received by Purchaser from the Territory, Purchaser agrees to pay to Conza and Siegel the first One Hundred Fifty Thousand Dollars ($150,000.00) per year (the "Annual Fee") collected from the Territory commencing on January 1, 2002 and continuing for each Term Year of the Term without any deductions whatsoever. Said sum shall be payable in proportions of 66.66% to Conza and 33.34% to Siegel. In the event the Purchaser receives Imputed Income, said Imputed Income shall be included in the determination and calculation of the Income received from the Territory. Purchaser's general receipts in an amount equal to the Imputed Income shall be deemed to be received by Purchaser (as if actually received from the Territory) in the year of the transaction or receipt by the user of any of the International Blimpie Trademarks from or in the Territory and shall be payable to the Sellers in accordance with this Article. The amount of Imputed Income received by Purchaser necessary to achieve the Annual Fee in any Term Year, shall be payable to the Sellers by the Purchaser from its gross receipts derived from markets outside of the Territory (the U.S.A.), as if actually received by Purchaser from the Territory.

      4.1 The Annual Fee for the Term Year beginning in the year 2002, and for each Term Year succeeding thereafter shall be adjusted annually and, as so adjusted, shall be payable during the Term Year for which such adjustment has been made, as follows: the Annual Fee for the immediately preceding Term Year shall be multiplied by a fraction, the numerator of which shall be the Consumer Price Index published for the last month of 1997 and the denominator of which shall be the Consumer Price Index published for the last month of the Term Year prior to the immediately preceding Term Year. The "Consumer Price Index" shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, New York-Northeast New Jersey area, All items (1982-84=100), or any successor index thereto, appropriately adjusted. If the Consumer Price Index ceases to be published, and there is no successor thereto, then such other index as Sellers reasonably determines shall be substituted for the Consumer Price Index. Purchaser shall have the right to pay such funds as it may desire to Sellers to aggregate the Annual Fee payments set forth above, even if the Income and Imputed Income, if any, from the Territory does not provide sufficient funds.

      4.2 In any Term Year, all Income including Imputed Income, in excess of the sum of $150,000.00 for each Term Year shall be deemed included in the next Term Year and subsequent Term Years (if the amount exceeds the minimum for the next Term Year ) in order to establish whether or not Purchaser received the sum of $150,000.00 for each year of the Term. In any Term Year(s), if all or part of the Annual Fee is not paid due to insufficient Income received by Purchaser in the respective Term Year, then the unpaid amount shall be payable the following Term Year along with the Annual Fee due for that Term Year. A similar procedure shall be used for future Term Years until the Annual Fee is paid in full. This procedure shall be applicable for any Term Year wherein insufficient Income is received to make the Annual Fee payment. In the event of the nonpayment of said Annual Fee on the due date of any such payment, the amount not paid shall bear interest at the rate of 20 % per annum until actual receipt of good funds by each respective Sellers is received.

      5. Closing Documents. On the closing the parties shall execute, acknowledge where necessary and deliver the following documents:

      5.1 A bill of sale/assignment for the International Blimpie Trademarks and any and all rights and privileges thereto including partnership rights (owning same with Metropolitan Blimpie, Inc. owned by Sellers from Sellers to Purchaser), if any, free and clear of all claims, liens and encumbrances except for the rights of Metropolitan Blimpie, Inc. but subject to this agreement including but not limited to the continuing obligations of the Sellers set forth in Article 3 herein.

      5.2 Secretary's certificates of directors' resolutions of Purchaser consenting to the execution and delivery of this agreement and all other documents executed in compliance therewith.

      5.3 Sellers agree to execute any and all necessary documents including, but not limited to, additional bills of sale or other instruments needed to effectuate the transfer and recording of record of each of the respective International Blimpie Trademarks as required by Purchaser's trademark counsel and in accordance with each country in the Territory.

      5.4 Within thirty days from the closing date, Sellers and Purchaser shall execute and deliver a first and primary accounts receivable security interest and UCC-1s against all of Purchaser's accounts and franchise fees receivable to secure the payment of the obligations of the Purchaser set forth in this agreement including, but not limited to, payment of the Annual Fee to Sellers. Purchaser shall file at Purchaser's expense and continue to file at its own expense appropriate Uniform Commercial Code filing receipts in all required jurisdictions necessary to perfect and maintain the validity and enforceability of said security interest during the Term and extension/renewal filing receipts as needed to extend/renew the lien of Sellers for the Term. Such instruments filed of record shall clearly denote the interest of Sellers. Purchaser represents and agrees that as of the date hereof there are no outstanding security interests against Purchaser that will be prior to the lien of Sellers nor will Purchaser ever allow any prior lien on such collateral during the Term. The parties herein agree to execute any and all documents that may be reasonably required to effect the intent of this paragraph. This entire article shall survive closing.

      5.5 Sellers and Purchaser shall execute any and all documents reasonably requested by the other in order to effectuate, enforce or otherwise comply with the terms of this agreement.

      5.6 The Purchaser hereby grants the following options to the Sellers which may be exercised by either or both of them, jointly and/or severally:

      5.6.1 On or before January 1, 2001, either or both of the Sellers or their respective heirs, successors or assigns may elect the option to effect a cancellation of the Contingent Compensation Annual fee payable to the electing Seller or Sellers pursuant to Article 4 hereof (the "First Cancellation Option"). Notice of exercise of the First Cancellation Option may be given by an electing Seller at any time on or before, but not after, January 1, 2001, whether or not the Income Condition shall have been satisfied on or before January 1, 2001.

      5.6.2 If Conza timely exercises the First Cancellation Option, Purchaser shall pay the sum of $2,000,000 to him on January 2, 2001; and/or

      5.6.3 If Siegel timely exercises the First Cancellation Option, Purchaser shall pay the sum of $1,000,000 to him on January 2, 2001.

      5.6.4 If the First Cancellation Option shall not be timely exercised by either or both of the Sellers, then the non-exercising Seller or Sellers shall have a second option to effect a cancellation of the contingent compensation Annual Fee payable to the non-electing Seller or Sellers pursuant to Article 4 hereof (the "Second Cancellation Option"). Notice of exercise of the Second Cancellation Option may be given by an electing Seller at any time after January 1, 2001, and on or before, but not after, January 1, 2006, whether or not the Income Condition shall have been satisfied:

      5.6.4.1 If Conza timely exercises the Second Cancellation Option, Purchaser shall pay the sum of $2,000,000, reduced in the manner set forth in paragraph 5.6.5, to him on January 2, 2006; and/or

      5.6.4.2 If Siegel timely exercises the Second Cancellation Option, Purchaser shall pay the sum of $1,000,000, reduced in the manner set forth in paragraph 5.6.5, to him on January 2, 2006.

      5.6.5 The aggregate amount of the reduction to be applied to the payment to be made to an electing Seller pursuant to paragraph 5.6.4.1 and 5.6.4.2 hereof shall be determined by multiplying the sum of $2,000,000 in Conza's case, or $1,000,000 in Siegel's case, by a fraction, the numerator of which shall be the aggregate amount of all payments made to the electing Seller excluding CPI increases under Article 4 hereof prior to January 1, 2006, and the denominator of which shall be $5,000,000 in Conza's case of $2,500,000 in Siegel's case and deducting the resulting sum from the Second Cancellation Option payment amount. For example: if Conza received the sum of $100,000 for each year commencing on 2001 through 2005, Conza would have received $500,000. Conza's aggregate fees payable under Article 4 is $5,000,000. $500,000 is 10% of $5,000,000.
Accordingly, in the event Conza elects the Second Cancellation Option then the sum of $2,000,000 payable to Conza shall be reduced by 10%, i.e. $200,000. Using the same facts, the formula would be $2,000,000 times a fraction, the numerator of which is 500,000 and the denominator is 5,000,000, equaling 200,000. That sum shall be deducted from $2,000,000.

      5.6.6 Upon the election of the option set forth in Article 5.6.1 or 5.6.2 and the payment of the sums owed to each of the electing Seller, and/or to his respective heirs, successors and assigns, the security interest conferred by the Purchaser to the Sellers pursuant to this Article shall thereupon be terminated. Sellers, for themselves, and their respective heirs, Successors and assigns1 hereby covenant and agree that, not later than 30 days after the date of full payment of the sums due under the First or Second Cancellation Option due to them, Purchaser shall deliver and Sellers shall execute termination statements regarding such security interest on the then applicable form, and deliver same to Purchaser for recordation in each jurisdiction in which notice of the existence of such security interest shall have been recorded.

      6. Consent and Modification. Purchaser agrees to comply with the terms of the Metropolitan Agreement and of the Agreement. Purchaser agrees to not unreasonably withhold or delay its consent to any necessary modifications or changes to the Metropolitan Agreement or the Agreement as may be appropriate. Sellers agree to not unreasonably withhold or delay their consent to any necessary modifications or changes to the Metropolitan Agreement or the Agreement as may be appropriate.

      7. Broker. The parties agree that there is no broker involved in this transaction. Each party hereby indemnifies and holds the other harmless from and against any demand for commission or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of any party.

      8. Representations. No representations have been made except as set forth in this agreement. Sellers represent and warrants to Purchaser as of the closing as follows:

      8.1 To the best of Sellers' knowledge, Sellers and Metropolitan Blimpie, Inc. are the sole owners of the International Blimpie Trademarks free and clear of all debts, mortgages, security interests or other liens or encumbrances as set forth on the annexed schedules of International Blimpie Trademarks and where indicated on the annexed schedule(s) exist a conflict with a previously filed trademark in the respective country. There are no representations or warranties with respect to the ability to obtain trademarks for the name "Blimpie" or "Blimpie Subs and Salads" in any country in the Territory as Purchaser acknowledges receipt of information from the trademark firm of Steinberg and Raskin, Esq. with respect to the worldwide searches regarding the International Blimpie Trademarks as well as all problems with respect to such filings that may exist. For example, there is a prior trademark filing in the country of Chile. The International Blimpie Trademarks are accepted "as is".

      8.2 All obligations in connection with the filing, registration, processing and completion of such International Blimpie Trademarks filings are the obligation of Purchaser pursuant to the Metropolitan Agreement and 1995 Agreement and will remain so after the date hereof.

      8.3 Except for those agreements entered into by Purchaser as of the date hereof or with Metropolitan Blimpie, Inc. or pursuant to the Agreement, Sellers have made no agreement with any third party to license or sell the International Blimpie Trademarks.

      8.4 No petition in bankruptcy or other insolvency proceeding has been filed by or against the Sellers, nor have the Sellers made an assignment for the benefit of creditors. There is no litigation or administrative proceedings of any nature pending against the Sellers which would affect Sellers ownership of the International Blimpie Trademarks. There are no judgments entered against Sellers which affect Sellers ownership of the International Blimpie Trademarks.

      8.5 If any representation hereunder is not correct, the Sellers shall have the opportunity to cure such misrepresentation within a reasonable time after notice thereof.

      8.6 By execution hereof the Purchaser acknowledges and represents that there have been no representations, warranties, forecasts, estimates, inducements or projections of any type or nature with respect to projected sales volume, net profits, gross profits, or with respect to any other matter unless specifically set forth herein.

      9. Risk of Loss. Risk of loss or damage arising from the trademarks laws of any country or governmental authority in the Territory or the inability to develop any country in the Territory or the inability to obtain a Service Mark in any country in the Territory or any other problem, dispute, difficulty, legal issue or other concern arising about or from any of the International Blimpie Trademarks subsequent to the closing shall be solely borne by the Purchaser and under no circumstances will Purchaser be entitled to the return of any moneys paid hereunder or for a cancellation or modification or decrease of the Annual Fee or of a cancellation or modification or reformation of this agreement and Purchaser shall have no claim against the Sellers with respect thereto.

      10. Notices. Any notice or other communication hereunder shall be in writing sent by certified mail, postage prepaid, return receipt requested or by one day carrier such as Federal Express or Airborne, addressed to the parties as follows:

                  If to Sellers:
                  Anthony P. Conza
                  740 Broadway, 12th Floor
                  New York, New York 10003
                           AND
                  Anthony P. Conza
                  35 Hill 99
                  Woodstock, NY 12498
                           AND
                  David L. Siegel, Esq.
                  740 Broadway, 12th Floor
                  New York, New York 10003
                           AND
                  David L. Siegel, Esq.
                  160 East 65th Street
                  New York, New York 10021
                           AND
                  David L. Siegel and Francinelee Hand
                  6229 North West 21st Court
                  Boca Raton, Florida  33496

                  If to Purchaser:
                  Blimpie International, Inc.
                  740 Broadway, 12th Floor
                  New York, New York 10003

Notices shall be deemed given seven (7) business days after receipt when sent in accordance with the foregoing.

      11. Miscellaneous Provisions. This agreement may not be changed or modified nor may any provision hereof be waived, except by a written instrument signed by the Sellers and Purchaser or their assignees.

      11.1 This agreement shall be construed in accordance with the laws of the State of New York.

      11.2 This agreement shall bind and benefit the heirs, executors, administrators, successors and assigns of the parties hereto.

      11.3 This entire agreement shall survive closing.

      12. Appropriate Development. Purchaser acknowledges that the Sellers will not be entitled to receive the Annual Fee unless the Territory is appropriately developed. Appropriate development means that the following occurs: (i) development of the Blimpie System in the Territory, (ii) compliance, implementation and enforcement of System quality controls in order to maintain the (a) positioning of the Blimpie System and (b) validity of the International Blimpie Trademarks and (iii) the provision of the Services in each part of the Territory. Accordingly the Purchaser hereby agrees to exercise its best efforts during the Term to (i) develop the System in the Territory; (ii) ensure compliance, implementation and enforcement of the quality controls of the System; and (iii) provide the Services in each part of the Territory to the franchisees, master licensees and others distributing Blimpie branded products ( hereinafter referred to as the "Obligations").

      12.1 Purchaser acknowledges that each of the Sellers is extremely knowledgeable and sophisticated in the development of the System, quality controls, and the Services and any communications, suggestions, advice and assistance will be helpful to the Purchaser and their master licensees and franchisees throughout the world. In order to determine if Purchaser is providing or performing the Obligations in the primary countries in the Territory and in order to receive the assistance needed by the Purchaser or its assigns, transferees and associates from the Sellers, Purchaser hereby agrees that each of the Sellers during their lifetimes at the sole expense of Purchaser shall have the right at their sole discretion upon at least 30 days prior written notice to Purchaser to inspect the primary countries in the Territory, in whole or in part, for the purpose of ascertaining compliance with the Obligations and to provide observations, suggestions, advice and assistance as set forth herein. Primary countries for the purpose of this agreement shall be deemed to be the U.K., Germany, Netherlands, France, Italy, Russia, Spain, Sweden, Norway, Czech Republic, Hungary, Argentina, Canada, Mexico, Brazil, Turkey, Japan and China. Each Seller may at his sole discretion undertake inspection(s) to determine if Purchaser is providing or performing the Obligations in the primary countries in the Territory or selected Primary countries or parts or areas therein as well as to provide suggestions, advice and assistance as set forth herein. Purchaser shall pay all expenses in advance of Sellers or their agent(s) arising from all such inspections in the Territory (which shall be for a minimum of 1-2 weeks for each country or for such greater time as solely determined by each Sellers in each of their sole discretion), including, but not limited to, air travel (business or first class for each Sellers and one assistant for each), first class hotel accommodations/lodging (room with two beds or queen or king size bed), reasonably acceptable breakfast, lunch and dinner expenses, in-Territory transportation, translation expenses, and any other expenses arising from such inspections. Purchaser agrees that third parties may freely utilize the lodging of Sellers or otherwise use facilities provided to them so long as such facilities do not represent additional charges to Purchaser.

      12.2 Sellers shall be entitled to review (i) samples of the raw materials used in connection with the sale of Blimpie authorized products, (ii) specimens of representative advertising, promotional materials, office placards, packaging, promotional inserts, labels, and the completed authorized Blimpie products which will be sold to customers of Blimpie Restaurants or in Blimpie distribution points at the expense of Purchaser (iii) individual Blimpie Restaurant locations, salesman and executives in each market as well as any other relevant information that may be needed. At such time or reasonably after the completion of each inspection each Sellers shall without any further compensation prepare a written or oral summary of their observations which will be communicated first to each Master Licensee in each respective portion of the Territory inspected by each Seller and upon the Sellers return to the U.S.A. to the Purchaser, its successors or assigns. The written or oral summary shall also include advice, recommendations, observations and suggestions as to how to improvement of franchise sales, improvements of operation, quality control deficiencies observed and any other constructive suggestion that may be made by each Sellers. At such time that the Sellers are no longer employed by the Purchaser, then in no event shall Purchaser be obligated to expend more than $35,000 per annum to each of the Sellers for inspections.

      12.3 At such time that the Sellers are no longer employed by the Purchaser and the Annual Fee is no longer owed to the Sellers, then the right of the Sellers to perform inspections as set forth in this entire Article 12 shall be deemed cancelled and of no further force and effect.

      13. Refusal To Approve. In the event that Purchaser contends that either Sellers has unreasonably withheld or delayed his respective approval on any matter provided herein requiring their consent or approval, then Purchaser's sole remedy shall be to commence an arbitration with the American Arbitration Association in the City of New York, State of New York and if the American Arbitration Association determines that Sellers has been unreasonable, then Sellers shall promptly provide the appropriate approval or consent. Neither Conza nor

Siegel shall be responsible for such consequential damages resulting from a failure to comply with an Arbitrator's decision if either or both exercise its rights and/or remedies to set aside the Arbitrator's decision until fifteen (15) days after a final nonappealable decision of a court of competent jurisdiction.

      13.1 Notwithstanding any dispute with either of the Sellers, the Annual Fee must be paid the Sellers with no set-off, adjustment or modification. In the event that either Seller contends that Purchaser has unreasonably withheld or delayed its approval on any matter provided herein requiring Purchasers' consent or approval, then Sellers' respective sole remedy shall be to commence an arbitration with the American Arbitration Association in the City of New York, State of New York and if the American Arbitration Association determines that Purchaser has been unreasonable, then Purchaser shall promptly provide the appropriate approval or consent and in no event shall Purchaser be directly or indirectly obligated for any consequential damages arising from its original refusal to consent or approve, unless he or they fail to comply with the Arbitrator's decision. Purchaser shall not be responsible for such consequential damages resulting from a failure to comply with an Arbitrator's decision if either or both exercise its rights and/or remedies to set aside the Arbitrator's decision until fifteen (15) days after a final nonappealable decision of a court of competent jurisdiction. The powers of the Arbitrator shall be limited in that the Arbitrator shall not be empowered or entitled or authorized to modify this agreement or in any way change and of its terms. Under no circumstances shall the Sellers be directly or indirectly obligated to modify by decrease or repayment change any portion of the Annual Fee and such request shall be deemed to be an unreasonable one nor shall the arbitrator be deemed to be authorized to do so..

      13.2 In the alternative either Purchaser or either Seller may make an ex parte application for a hearing on notice to the other party with the right of the other to respond to an appropriate part of the Supreme Court of the State of New York in and for the County of New York for an order on an expedited basis determining the reasonableness or unreasonableness of the actions taken by the other, such order to be final and nonappealable.

      14. Assignment, Etc. This agreement and the rights to the International Blimpie Trademarks may not be assigned, conveyed or otherwise transferred by Purchaser without the prior written consent of Sellers which consent shall not be unreasonably withheld or delayed. Each of the Sellers may assign this Agreement or any of the rights and privileges granted hereunder including the right to receive the Annual Fee in whole or in part without the consent of the Purchaser.

      15. Defaults. Notwithstanding any claim of default by Purchaser against either or both Sellers, the Annual Fee must continue to be paid the Sellers with no set-off, adjustment or modification. In the event, either Sellers or Purchaser claims a default of this agreement, the party claiming such default shall notify the other and the other party shall not be in default of this agreement until the expiration of twenty (20) business days after receipt of such notice during which period the defaulting party may cure such default. If a default, except for any monetary obligations of Purchaser to Sellers, shall be of a nature that said default cannot be completely cured or remedied within such twenty (20) day period and if the defaulting party is reasonably and expeditiously in good faith with reasonable diligence attempting to cure, the other shall reasonably extend the cure period as may be necessary. If after the receipt of written notice from Sellers stating the specific default within the time period set forth herein, Sellers may then serve a five (5) day written notice of cancellation of this agreement and upon the expiration of said five (5) days, this agreement and the terms hereunder shall end and expire as fully and completely as if the expiration of such five (5) day period were the day herein definitely fixed for the end and expiration of the term of this agreement and Sellers shall be entitled to any and all rights and remedies as may be authorized and allowable under applicable law. All payments made by Purchaser to Sellers prior to any default shall be deemed to be nonrefundable but shall not be deemed to modify or in any way limit any of the rights and remedies or privileges of the Sellers under applicable law which shall include but not be limited to the right of rescission without the obligation of Sellers to refund any part of the purchase price or Annual Fee received, specific performance, damages, liquidated damages, redemption of the Annual Fee or such other right or remedy as may be authorized by a court of competent jurisdiction. Purchaser shall pay all of Sellers legal fees and expenses as incurred which arise from any default of Purchaser of this agreement.

      15.1 Nothing contained herein shall limit or prevent Purchaser or Sellers from seeking from any court of competent jurisdiction for judicial assistance in restraining and enjoining violations of this agreement. Sellers shall not be deemed to have waived any of its rights to enforce compliance by Purchaser of any default of this agreement despite any prior nonenforcement by Sellers' of any violation of the terms of this agreement unless such default waiver is reflected by a written waiver of default agreement executed by Sellers.

      16. Subsequent Agreements. Inasmuch as each country in the Territory generally requires a separate trademark filing, Conza, Siegel and Purchaser shall execute any and all other documents necessary to effectuate the intent of this agreement including individual country by country licensing agreements, registered user agreements and such other instruments as may reasonably be required.

         17. Inspection. Sellers or its designated agents shall each have the right to reasonably inspect Purchaser's agreements, books and records relating to this agreement or the Territory or the receipt of Income pertaining to the Territory. With respect to all Blimpie sublicenses, Blimpie distribution point agreements, Blimpie Restaurant franchise agreements and any other document or instrument pertaining to the Territory or with respect to the receipt of any Income, Purchaser shall make copies thereof at Purchaser's expense within fifteen (15) days after receipt of completed instruments or checks or drafts or other record of payment of Income and send copies of same to Sellers. Failure to strictly comply with these obligations shall be deemed a material default of this agreement. In the event an inspection of the books and records of Purchaser indicates that there is an error of two (2%) percent or more in paying to either Sellers any portion of the Annual Fee obligations under this agreement, Purchaser shall be liable and responsible for all auditing, legal and other expenses reasonably incurred by Sellers Conza and/or Sellers Siegel in their inspection of Purchaser's books and records or collection or enforcement thereof.

      18. Completed Transactions. Sellers and Purchaser acknowledge the execution of a number of master license agreements and franchise agreements for Blimpie Restaurants for parts of the Territory prior to the date hereof, for which a portion of the Master license and franchise fees are payable to Sellers. Except for master license fees arising from master licensing transactions prior to July 1, 1996, all future receipts from master license agreements shall be payable to Purchaser except for any receipts paid to Sellers prior to the date of this agreement which shall be retained by Sellers. Master license fees due from transactions prior to July 1, 1996 and payable after the date hereof, shall be payable to the Sellers in the proportions established in the 1995 Agreement.

      19. 1995 Agreement. Subject to and conditional upon the Purchaser's complying with all of the obligations of Purchaser set forth herein, and excepting the provisions of Article 18 herein, the 1995 Agreement shall be deemed cancelled and null and void.

      20. Attorneys. The Purchaser has been represented by Steven Dreyer, Esq. of Hall Dickler Kent Friedman & Wood LLP. David L. Siegel, Esq. has negotiated and drafted this agreement on behalf of Sellers, however, Anthony P. Conza has been represented by independent counsel selected by Anthony P. Conza who has reviewed this agreement and approved same on his behalf.

      IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                             SELLER:


                                             By:
                                                ---------------------------
                                                      Anthony P. Conza


                                             By:
                                                ---------------------------
                                                      David L. Siegel

                                             PURCHASER:

                                             Blimpie International, Inc.


                                             By:
                                                ---------------------------
                                                      Name:
                                                      Title:

                                   ASSIGNMENT

      ASSIGNMENT made as of the 18th day of February, 1997 by Anthony P. Conza and David L. Siegel, Esq. (hereinafter jointly referred to as the "Assignor") to Blimpie International, Inc. (hereinafter referred to as the "Assignee").

      1. Assignment. Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and with respect to all of the international Blimpie trademarks/service marks, applications for the obtaining of international Blimpie trademarks/service marks and partnership rights with Metropolitan Blimpie, Inc. pertaining to the ownership of international Blimpie trademarks owned by the Assignor for all areas outside of the U.S.A. Annexed hereto are a list of all currently filed applications and approved trademarks and service marks for Blimpie and Blimpie Subs and Salads. This assignment is subject to and conditional upon full compliance by the Assignee of the obligations of the Assignee as contained in the Contract of Sale dated January 18, 1997 by and between Assignor and Assignee which is hereby incorporated by reference. Excluded from this assignment are all Blimpie and Blimpie Subs and Salads trademarks/service marks owned by the Assignor for the U.S.A.

      2. Benefit. This assignment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

      3. Future Documents. Assignee hereby agrees to execute any and all documents necessary to effectuate the intent of this agreement.

      IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

                                             ASSIGNOR:

                                             By:
                                                ---------------------------
                                                      Anthony P. Conza


                                             By:
                                                ---------------------------
                                                      David L. Siegel

                                             ASSIGNEE:

                                             Blimpie International, Inc.


                                             By:
                                                ---------------------------
                                                   Charles G. Leaness